Table of Contents

Exhibit 4(k)

ANATEL
SAUS Quadra 6 – Bloco E, 9o. andar – Brasilia/DF – CEP 70.070 -940
Phone: (61) 2312-2788 and 2312-2889

Official letter: 1235 /2005/PVSTA/PVST-ANATEL

Brasilia, May 6, 2005

To
RICARDO WIERING DE BARROS
Telemig Celular S/A
Rua Levindo Lopes 258 – 7o. andar – Funcionários
30140-170, Belo Horizonte / Minas Gerais

Subject: Delivery of Authorization Agreement

Dear Sir:

Attached to this letter you will find the Authorization Agreement relating to the Multimedia Communication Service of TELEMIG CELULAR S/A, Process 53500.005482/2004, duly signed and published in the Federal Official Gazette (DOU).

Yours faithfully,

DIRCEU BARAVIERA
General Manager for Telecommunication Private Services [signature]

May 10,2005
ANA/70/05

ATTACHMENT 1
PVST AGREEMENT / SPV 116/2004 – ANATEL

AUTHORIZATION AGREEMENT FOR EXPLORING MULTIMEDIA COMMUNICATION SERVICE, OF COMMON INTEREST, WHICH THE NATIONAL TELECOMMUNICATIONS AGENCY – ANATEL- AND TELEMIG CELULAR S/A HAVE JOINTLY ENTERED INTO

By this document, on the one hand, the NATIONAL TELECOMMUNICATIONS AGENCY –ANATEL, hereinafter called ANATEL, a FEDERAL GOVERNMENT body, pursuant to Law 9472 of July 16, 1997, the General Telecommunications Law – “LGT”, with federal tax roll number (CNPJ/MF) 02.030.715/0001 -12, herein represented by its Chief Executive Officer, PEDRO JAIME ZILLER DE ARAUJO, a Brazilian citizen, married, an engineer, with identity card (RG) 7169/D –CREA (Regional Council of Engineering, Architecture and Agronomy)/MG and taxpayer’s identification number (CPF/MF) 320.408.228 -87, jointly with Board of Directors’ Member, PLINIO DE AGUIAR JUNIOR, a Brazilian citizen, married, an engineer, RG 181.8065 -IFP/RJ and CPF/MF 025.211.057 -91, and on the other hand, TELEMIG CELULAR S/A, CNPJ/MF 02.320.739/0001 -06, herein represented by its Managing Director, RICARDO GRAU, a Brazilian citizen, married, RG 12.147.806 -SSP-SP and CPF/MF 093.310.178 -39 and by its Technical Director, MARCOS PACHECO, a Brazilian citizen, legally separated, RG M-442.946 – SSP-MG and CPF/MF 175.350.696 -49, hereinafter called the AUTHORIZED COMPANY, enter into this AUTHORIZATION AGREEMENT Act #47673, Anatel Process #53500.005482/2004, which shall be governed by the following rules and conditions:

Chapter I – Regarding the Authorized Service, the Area in which the Service shall be offered and the Value of the Authorization

1.1
Pursuant to the abovementioned Act, this Agreement ratifies the authorization issued to TELEMIG CELULAR S/A, as qualified above, for providing, on a private basis, a Multimedia Communication Service that is of common interest, albeit without exclusivity, hereinafter called “SCM”.

1.1.1
The “SCM” is a fixed telecommunications service that makes it possible to offer, both nationally and internationally, capacity for transmitting, issuing and receiving multimedia information using any means whatsoever, to subscribers within the area of service rendering.

1.1.1.2	A subscriber is understood to be any individual or legal entity that has a contractual bond with the AUTHORIZED COMPANY, for using the benefits provided by “SCM”.

1.2	This Agreement does not provide the AUTHORIZED COMPANY with any exclusivity rights or prerogatives, nor any privilege when it comes to exploiting the “SCM”.

1.3	The Authorization that is the subject hereof has as its area of service rendering all of the country and is issued for an unlimited period of time.

1.4	The value of the Authorization for exploiting the “SCM” is nine thousand reais (R$9,000.00).

Chapter II – The Governing Law
2.1
This Authorization is governed, without prejudice to any other rules that form part of Brazilian civil law, by Law 9472/97 and the regulations arising therefrom. The AUTHORIZED COMPANY must comply with the conditions laid down in any laws, regulations, rules and plans that apply to the service, including:

	a)	Decree law 2617 of June 5, 1998;
	b)	Telecommunication Services Regulations, as approved by Resolution 73 of November 25, 1998;
	c)	Regulations for Verifying the Control and the Transfer of Control in Telecommunication Service Provider Companies, as approved by Resolution 101 of February 4, 1999;
	d)	Multimedia Communication Service Regulations, as approved by Resolution 272 of August 9, 2001;
	e)	Precedent 006 of January 24, 2002;
	f)	Regulations for the Use of the Radiofrequency Spectrum, as approved by Resolution 259 of April 19, 2000;
	g)	General Interconnection Regulations, as approved by Resolution 40 of July 23, 1998;
	h)	Regulations regarding the Proceedings for the Hiring of Services and the Acquisition of Equipment or Materials by Telecommunication Service Providers, as approved by Resolution 155 of August 16, 1999.

2.1.1
The other normative instruments applicable to the services substituted by the “SCM” remain in force until they are substituted pursuant to Article 214 of the General Law of Telecommunications – “LGT”, in as far as they do not contradict the “SCM” Regulations.

Chapter III – The Rights and Conditions of the AUTHORIZED COMPANY

3.1
The AUTHORIZED COMPANY is entitled to freely exploit the services that are the subject- matter hereof, provided on a private basis and in the common interest, and it shall comply with the rights and conditions as laid down in Chapters II and III of Sub-heading II of the Telecommunication Services Regulations and in the specific regulations relating to the service.

3.2
The AUTHORIZED COMPANY is forbidden to make the offer of the “SCM” conditional to any other service or facility offered by it or its associated, subsidiary or controlling companies, or make any advantages to the subscriber conditional upon the purchase of other applications or services in addition to the “SCM”, even though offered by third parties.

3.2.1
The AUTHORIZED COMPANY may, at its own discretion and among other things, grant discounts, carry out promotions, grant seasonal reductions and reductions at times of low demand, provided it does so in a non-discriminatory way and in accordance with objective criteria.

3.3	The AUTHORIZED COMPANY may not, by agreement or by any other means, prevent the subscriber from being served by other telecommunication networks or services.

3.4
The AUTHORIZED COMPANY is forbidden to transmit, issue and receive information of any nature whatsoever that may constitute the rendering of Broadcasting Services or Cable TV Services, the Distribution of Multipoint Multichannel Services (MMDS) or the Distribution via Satellite of Television and Audio Signals by Subscription Services (DTH), or, additionally, to supply video and audio signals in an unrestricted and simultaneous way to subscribers in the form and conditions provided for in the regulations of those services.

3.4.1.	In providing the “SCM” the supply of the transport of video and audio signals in a non- permanent way and by means of a specific agreement or by payment per event, such as the transmission of executive TV, video-conferences, the transport of signals of companies that produce or distribute programs for Broadcasting Service or Cable TV, MMDS and DTH service providers and the transmission of programs between broadcasting stations are permitted.

3.4.2.
In providing the “SCM” the signal transported may not be received directly and freely by the general public as is that of the Broadcasting Service; in other words, it may not be distributed in simultaneously to subscribers, such as services of Cable TV, MMDS and DTH.

3.5
In providing the “SCM” the offer of services with the characteristics of Commutated Wireline Telephone Services, designed for the use of the general public (STFC), are not allowed, especially the sending of telephone traffic by means of the “SCM” network that originates and terminates simultaneously in the STFC networks.

3.6
The AUTHORIZED COMPANY shall comply with the quality parameters as laid down in the regulations and in the agreement entered into with the subscriber, relative to the rendering of service and operation of the network.

3.7
The AUTHORIZED COMPANY, every time it is asked, shall provide Anatel with technical, operational or economic information, particularly that relating to the number of subscribers and the area of coverage and to the values determined by the AUTHORIZED COMPANY as far as the quality indicators are concerned, as well as providing representatives of Anatel with access to its installations or documentation when requested to do so.

3.7.1
Anatel shall provide confidential treatment, when necessary, to any information provided pursuant to Article 39 of Law 9472 of 1997 and Article 64 of the Regulations of the National Telecommunications Agency, as approved by Decree Law 2338 of 1997.

3.8
In hiring services and acquiring equipment and materials connected with the service that is the subject-matter hereof, the AUTHORIZED COMPANY undertakes to consider the offers of independent suppliers, including Brazilian suppliers, and to base its decisions with regard to the various offers presented in compliance with the objective price criteria, delivery conditions and technical specifications determined in the relevant regulations.

3.8.1
In this particular agreement, the procedures of the Regulations on Procedures for the Hiring of Services and the Acquisition of Equipment and Materials by Telecommunications Industry Service Providers, as approved by Anatel’s Resolution 155 of August 5, 1999, shall apply.

3.9
Pursuant to said regulations, the AUTHORIZED COMPANY undertakes to pay any charges arising from its exploitation of the “SCM”, among which are the Fees for Monitoring Installations and Operations, the Fund for the Technological Development of the Telecommunications Industry and the Fund for the Universalization of Telecommunication Services.

3.10
In the case of adaptation, pursuant to Article 68 of the Multimedia Communication Services Regulations, the AUTHORIZED COMPANY is obliged to fulfill its commitments to its users on a date prior to the signing hereof, in accordance with the conditions determined in the agreements signed and the obligations established herein; moreover, in the case of any conflict, that which is in favor of the user shall prevail.

3.10.1	The AUTHORIZED COMPANY is especially obliged to maintain the substituted agreement of service for the period of its validity.

Chapter IV – The Rights and Duties of Subscribers

4.1	The “SCM” subscriber has the right, without prejudice to anything provided for in the governing law, to:

I -	access to the service by entering into an agreement with the AUTHORIZED COMPANY;

II -	non-discriminatory treatment as far as conditions of access and enjoyment of the service are concerned;

III -	appropriate information about the conditions for providing the service, in all its various applications, any additional facilities hired and their respective prices;

IV -	the non-violation and the secrecy of communication, always respecting the constitutional and legal hypotheses and conditions regarding the breaking of the code of confidentiality of telecommunications;

V -	prior knowledge of any and every change in the conditions relating to the rendering of service that affects said subscriber directly or indirectly;

VI -	the cancellation or interruption of the service provided at any time and without any additional encumbrance;

VII -
not have the service suspended unless at his request, except in the hypothesis of a debt directly arising from its use or by reason of non-compliance with the duties set out in Article 4 of Law 9472 of 1997;

VIII -	prior knowledge of the conditions regarding suspension and ceasing of service;

IX -	respect for his privacy in the billing documents and in the use of his personal details by theAUTHORIZED COMPANY;

X -	an efficient and prompt response on the part of the AUTHORIZED COMPANY to their complaints;

XI -	the sending of any allegation or formal complaint against the AUTHORIZED COMPANY to Anatel or to the consumer defense bodies;

XII -	redress for the damage caused by any violation of his rights;

XIII -	the substitution of his access code, if such be the case, pursuant to the regulations;

XIV -
not be obliged or persuaded to acquire goods or equipment that are not in his interest, as well as to not be compelled to submit to any condition, except when it is an issue of a technical nature, for receiving the service pursuant to the regulations;

XV -	have the integrity of his rights relating to the rendering of service restored, as from the settlement of any late payment or by agreement entered into with the AUTHORIZED COMPANY, with the immediate exclusion from the records of all information relating to their default that may have been noted down;

XVI -	have blocked at their request, on a temporary or permanent, partial or total basis, access to any conveniences or advantages;

XVII -	continuity of service for the period of the agreement;

XVIII -	the receipt of billing documents, with details of the amounts being billed.

4.1.1	In the case of adaptation, pursuant to Article 68 of the Multimedia Communication Services Regulations, the subscriber has the right, without prejudice to all other rights already listed, to:

I -	maintenance of the substituted agreement of service rendering for the period of its validity;

II -	the option to end the substituted services agreement and to hire the new service.

4.2	Among others, the “SCM” subscriber has the following duties:

I -	to use in an appropriate manner the service, the equipment and the telecommunications networks;

II -	to preserve property belonging to the AUTHORIZED COMPANY and that destined for use by the general public;

III -	to make the payment relative to the rendering of service, in accordance with the provisions as laid down in the Service Regulations;

IV -	to provide a suitable location and the infrastructure necessary for the correct installation and operation of the equipment of the AUTHORIZED COMPANY, as the case may be;

V -	to only connect to the network of the AUTHORIZED COMPANY terminals that have been certified by, or whose certification has been accepted by, Anatel.

Chapter V – ANATEL’s Attributions

5.1	Anatel may impose conditions to the SCM provision, under the terms of the Article 128 of LGT.

5.2
Anatel may determine that the AUTHORIZED COMPANY immediately ceases transmission from any telecommunications station that is causing any interference that is damaging to telecommunications services regularly installed, until the cause of said interference has been eliminated.

5.3	Anatel may carry out customer satisfaction surveys with subscribers to the service provided by the AUTHORIZED COMPANY, and openly publicize the results.

Chapter VI – The Conditions for Exploring the Service

6.1
The AUTHORIZED COMPANY shall start the commercial exploration of the service within a period of eighteen months as from the date of the publication of the act of authorization to provide the service in the Federal Official Gazette – (Diário Oficial da União - D.O.U.).

6.1.1	The period provided for in this clause may be extended once only, for a maximum period of up to twelve months, provided the reasons presented for such an extension are judged relevant by Anatel.

6.1.2
The period for starting the commercial operation of the service, when this depends on the company’s own radio-electric system, shall be counted as from the date of the publication of the act authorizing the use of radio-frequency in the Federal Official Gazette (D.O.U.).

6.1.3	In the case of adaptation, pursuant to Article 68 of the Multimedia Communication Services Regulations, the AUTHORIZED COMPANY shall observe the following rules:

6.1.3.1	The AUTHORIZED COMPANY that has already initiated commercial exploitation of the service may not interrupt it as a result of adaptation.

6.1.3.2
The AUTHORIZED COMPANY that, at the time of the publication of its Act of Adaptation has not yet initiated commercial exploitation of the service, shall do so within the period provided for in the Authorization Agreement of the service that is being adapted.

6.1.3.3
Adaptation shall be carried out ensuring, as the case may be, the right to use the radio- frequency for the period remaining from the former authorization document, the possibility of prolonging it being preserved.

6.2
The conditions for granting the authorization and coordination of the use of radio- frequencies are set out in the Regulations for the Use of the Radio-frequency Spectrum, as approved by Resolution 259 of April 19, 2001.

6.3
As a condition to issue the authorization for installing the system, the AUTHORIZED COMPANY shall, within a maximum period of one hundred and eighty days as from the act of authorization, deliver to Anatel a summary of the Installation Project.

6.3.1	The Installation Project shall be compatible with the Basic Project attached to this Authorization Agreement.

6.3.2	The summary of the Installation Project shall be attached to this Authorization Agreement and shall be understood to be a complement to the Basic Project.

6.3.3
In the case of adaptation, pursuant to Article 68 of the Multimedia Communications Services Regulations, the AUTHORIZED COMPANY shall, within a maximum period of one hundred and eighty days as from the date of publication of the Act of Adaptation, present to Anatel a summary of the Installation Project, in the manner provided for in Attachment III of the “SCM” Regulations.

6.4
As such, the AUTHORIZED COMPANY shall not have acquired the right to maintain the conditions existing on the date of the signing hereof, and shall even have to comply with any new conditions that may be imposed by law or by regulations to be enacted by Anatel, within the timeframe established in the regulations.

6.5	At the time of the installation of the station it is incumbent upon the AUTHORIZED COMPANY to:

I -	comply with any municipal decisions and other relevant legal requirements regarding buildings, towers and aerials, as well as the installation of physical lines in public sites;

II -	ensure that the installation of its stations is in accordance with the relevant regulations;

III -	obtain consignment of the necessary radio-frequency, if it does not use only confinedmeans or third party’s means.

6.6	The AUTHORIZED COMPANY is responsible, as far as the subscriber and Anatel are concerned, for the exploitation and execution of the service.

6.6.1	The AUTHORIZED COMPANY shall be entirely responsible for the exploitation and execution of the service as far as the subscriber is concerned, including with regard to the correct functioning of the service support network, even if this is the property of third parties; in this case its right to recourse is guaranteed.

6.6.2
The liability of the AUTHORIZED COMPANY vis-à-vis the Agency shall include in equal measure the correct operation of the service rendering support network, including also those cases in which it is the property of third parties.

6.7
For those that are interested, the use of the “SCM” support networks for the provision of value-added services (“SVA”) is guaranteed in a non-discriminatory manner and at fair and reasonable prices and conditions.

6.7.1
Anatel shall establish the rules that guarantee the use of the “SCM” support networks for providing “SVA”, also providing for the relationship between providers of these services and providers of the “SCM”, as provided for in paragraph 2 of Article 61 of law 9472 of 1997.

6.8
The AUTHORIZED COMPANY is entitled to the use of networks, or of elements of networks, belonging to other common interest telecommunication service providers in a non-discriminatory way and at fair and reasonable prices and conditions.

6.8.1
The AUTHORIZED COMPANY shall enable its networks or for elements of these networks to be used by other telecommunication service providers, with collective interests in a non- discriminatory way and at fair and reasonable prices and conditions.

6.9	The remuneration for the use of the networks must be freely agreed upon between the AUTHORIZED COMPANY and the other common interest telecommunication service providers.

6.10	In providing the “SCM”, the use of any equipment without certification issued or accepted by the Agency, when this is required by the regulations, is forbidden.

6.11	Without prejudice to any other quality parameters that may be defined by Anatel, the quality parameters for the “SCM” are:

I -	The supply of the transport of signals respecting the characteristics laid down in the regulations;

II -	Making available the service in accordance with the indices as agreed in contract;

III -	The issue of electromagnetic signals at the levels laid down in the regulations;

IV -	The disclosure of information to its subscribers, in an unequivocal and broad way and with reasonable prior notice, as to any alterations in prices and conditions for enjoying the service;

V -	Speed in dealing with the requests and complaints of subscribers;

VI -	The number of complaints against the AUTHORIZED COMPANY;

VII -
Supply of the information necessary for obtaining indicators relating to quality of service, plant, and to economic and financial aspects, in such a way as to make it possible to evaluate the quality of the service provided.

6.12	The services agreement with the subscriber shall include:

I -	The rights and duties of the AUTHORIZED COMPANY;

II -	The rights and duties of the subscribers;

III -
The number of the Subscriber Service Center, as well as the electronic address of the AUTHORIZED COMPANY on the Internet, where the user may find information about the service, including the specifications for connecting telecommunication terminals to support networks;

IV	- Anatel’s address, as well as the electronic address of its library, where people may find a full copy of the service regulations;

V	- The telephone number of Anatel’s Service Center;

VI	- The service quality parameters, as set out in item 6.11 hereof.

6.13	The AUTHORIZED COMPANY shall maintain a telephone service center for its subscribers, with a toll-free number available twenty-four (24) hours a day, seven (7) days a week.

6.14
In case of interruption or deterioration in the quality of the services, the AUTHORIZED COMPANY shall discount from the monthly line fee an amount proportional to the number of hours, or fraction thereof that is greater than thirty minutes.

6.14.1
The need to interrupt or to cause a deterioration in the service for reasons of maintenance, extension of the network, or event of a similar nature, must be fully communicated to the subscribers who will be affected, with a minimum period of notice of a week, said subscribers being given a discount in their monthly line fee of one thirtieth (1/30) per day or fraction thereof greater than four hours.

6.14.2
The interruption or deterioration in the service for more than three consecutive days and that affects more than ten percent of the subscribers shall be communicated to Anatel with an explanation of the reasons that caused it and the actions taken for returning service to normal and for preventing new interruptions.

6.14.3
The AUTHORIZED COMPANY shall not be obliged to provide a discount if the interruption or deterioration in service occurs for reasons of Act of God, or force majeure, the burden of proving this falling upon the AUTHORIZED COMPANY.

Chapter VII – Interconnection-related Provisions

7.1
Interconnection between the “SCM” support networks and between the latter and the networks of other common interest telecommunication services is obligatory when requested, in compliance with the provisions of Law 9472 of 1997 and the Interconnection General Regulations, as approved by Regulation 40 of July 23, 1998.

Chapter VIII – Regarding the Links between the General Protection Rules and Economic Policy

8.1	The AUTHORIZED COMPANY undertakes to provide the service authorized herein in strict conformity with the rules that suppress the abuse of economic power without damaging free competition, not arbitrarily increasing its profit or abusively exercising dominant position in the market.

8.1.1	When faced with a concrete situation or a complaint founded on price abuse, the imposition of abusive contractual conditions, discriminatory treatment or practices that tend to eliminate competition in an unfair way, Anatel may, after analysis, and guaranteeing to the AUTHORIZED COMPANY the right to a prior and ample defense, determine the introduction of appropriate measures, without prejudice to the complainant presenting his case to the other applicable government bodies.

Chapter IX – Forms of Consideration for Services Rendered

9.1
The AUTHORIZED COMPANY shall establish the prices relative to the provision of the “SCM” in a fair and non-discriminatory way, it being the obligation of Anatel to repress any abusive commercial acts and any abuse of economic power.

9.2
The AUTHORIZED COMPANY shall pursuant to the Telecommunications Service Regulations, give priority service to the President of Brazil, his formal agents, his staff and support personnel, in addition to foreign Heads of State when visiting or officially traveling within Brazilian territory, making available, by means of remuneration, the means necessary for these authorities to communicate in an appropriate manner.

9.3	It is the duty of the AUTHORIZED COMPANY to guarantee the free access of its subscribers to emergency services, in accordance with the regulations.

9.4
In the event of a public calamity, it is the duty of the AUTHORIZED COMPANY to place at the disposal of the authorities and agents of civil defense, all the means, systems and available resources that are requested of it, with a view to giving them support or protecting the afflicted population, in accordance with the regulations.

Chapter X – Tansfer

10.1
The transfer of the authority to exploit the “SCM” and the authorization to use the radio- frequency associated with it calls for the prior agreement of Anatel, in accordance with the regulatory requirements.

10.2	Transfer of the authorization may only be carried out after three years, as from the effective start-up of the commercial operation of the service.

10.2.1
In the case of adaptation pursuant to Article 68 of the Multimedia Communication Service Regulations, for purposes of the provisions of item 10.2, the period of operation prior to this adaptation shall be calculated.

10.3	In order to transfer the “SCM” authorization, the interested party shall:

I -
Comply with the demands that are compatible with the service to be provided in as far as its technical qualification, economic and financial qualification, legal accreditation and fiscal good standing are concerned, by presenting the documentation listed in Attachment I of the Multimedia Communication Service Regulations;

II -
Present a declaration signed by its legal representative, undertaking to comply with all the clauses of the authorization agreement in force, thus acquiring the subrogation rights and liabilities of the previous authorized company.

10.4
The transfer of authorization between subsidiary and controlling companies, and in cases arising out of spin-offs, shall be carried out by Anatel at any time, by means of a request from the interested parties and pursuant to the provisions of clause 10.3

10.5	The transfer of authority for exploring the “SCM” shall be subject to the collection of the public price by Anatel.

10.6	With the purpose of maintaining the authorization conditions or any other conditions as provided for in the regulations, the transfer of the corporate control of the AUTHORIZED

COMPANY is subject to subsequent approval by Anatel. The AUTHORIZED COMPANY shall send to the Agency within a period no later than sixty days, as from the date of the registration with the competent authorities, an application containing its previous corporate structure, the operation carried out and the resulting structure of the operation, in addition to the documentation that the “SCM” regulations call for.

10.6.1
Corporate alterations, or those of control, which require Anatel’s approval, shall include in the legal document that formalizes them a clause determining that such an alteration is subject to the Agency’s approval.

10.7
The transfer of the authorization or corporate control of the AUTHORIZED COMPANY shall not be allowed if it jeopardizes competition or places at risk the carrying out of any commitments undertaken, in accordance with the general rules for protecting economic policy and especially Article 7 of Law 9472 of 1997.

10.8
Transformation of the type of company and modification of the corporate name of the AUTHORIZED COMPANY and of its direct and indirect partner companies must be communicated to the Agency within a period of twenty days after registration of the act by the appropriate authority.

10.9
Partner agreements that regulate the transfer of quota-holdings or stocks, as well as the exercise of the right to vote, of the AUTHORIZED COMPANY and its direct or indirect partner companies, shall be sent to the Agency, within a period of up to fifteen days following registration by the appropriate authority.

Chapter XI – Inspection Provisions

11.1
The AUTHORIZED COMPANY is subject to supervision by Anatel, in accordance with the relevant legal provisions and regulations, being obliged, when so required, to account for its management, allowing free access to its technical resources and accounting registers.

11.2	The AUTHORIZED COMPANY may indicate a representative to accompany the supervising agents on their visits and inspections and in their activities.

Chapter XII – Sanctions

12.1
Non-compliance with the legal and regulatory provisions, as well as the conditions or commitments associated with the authorization, shall subject the AUTHORIZED COMPANY to the sanctions provided for in the regulations, guaranteeing it the right to a prior and broad defense.

12.2	Without prejudice to any other situations as laid down in the regulations, the following shall be considered to be serious violations:

I -	Not to initiate exploitation of the service within the timeframe established in this Agreement;
II -	The non-payment of the fees and charges levied on the service;

III -
To offer service that has the characteristics of a Commuted Wireline Telephone Service designed for use by the general public (STFC), especially the sending of telephone traffic by means of the “SCM” network that simultaneously originates and terminates in STFC networks;

IV -
To offer service that has the characteristics of a Broadcasting Service or Cable TV Service, a Multipoint Multi-channel Signal Distribution Service (MMDS) or the Distribution via Satellite of Television and Audio Signals by Subscription Service (DTH).

Chapter XIII – Cancellation of the Authorization

13.1
The Authorization shall be cancelled, as well as this Authorization Agreement, by virtue of its annulment, lapse, deterioration, waiver or cancellation, in accordance with the provisions of Law 9472 of 1997.

13.2
When there is any loss of those conditions that are indispensable to the issue or preservation of the authorization, the Agency may cancel it by means of an act of annulment, guaranteeing that the interested party in this case has the right, during the administrative process, to question the decision and to a broad defense.

13.3
The declaration of the cancellation of the Authorization shall not suppress the application of any penalties applicable for the violations practiced by the AUTHORIZED COMPANY, in accordance with the provisions of the regulations and of this Authorization Agreement.

Chapter XIV – Validity, Effectiveness and Jurisdiction

14.1	This agreement shall be valid and effective as from the publication of its extract in the Federal Official Gazette.

14.2
To settle any possible future issues relating to this Authorization Agreement, every effort shall be endeavored to obtain a friendly solution, with recourse to a judicial solution only if this initial course of action is unsuccessful, in which hypothesis the court venue shall be the Judiciary Section of the Federal Courts in the City of Brasilia, in the Federal District.

In witness whereof, the parties having fully agreed upon the provisions and conditions hereof, sign this agreement in three copies of equal tenor and form in the presence of the undersigned witnesses, so that all its legal effects are produced.

Brasilia, Federal District, December 8, 2004

ANATEL

Pedro Jaime Ziller de Araujo                   (Notary Public’s stamp certifying that
Chief Executive Officer [signature]                      the signature is genuine)
National Telecommunications Agency – Anatel

Plínio de Aguiar Junior                           (Notary Public’s stamp certifying that
Board of Directors’ Member [signature]              the signature is genuine)
National Telecommunications Agency – Anatel

THE AUTHORIZED COMPANY

Ricardo Grau
Managing Director [signature]
Telemig Celular S.A.

Marcos Pacheco
Technical Director [signature]
Telemig Celular S.A.

WITNESSES:

Dirceu Baraviera[signature]	José Moreira da Silva Ribeiro [signature]
RG 5.380.723-SSP/SP	RG 31.359/D
CPF 045.512.308-04	CPF 129.903.456-04